Exhibit 99.1
Novocure Announces Topline Data from the Phase 3 TRIDENT Trial Evaluating Earlier Use of Tumor Treating Fields Therapy in Newly Diagnosed Glioblastoma

The Phase 3 TRIDENT trial enrolled patients with glioblastoma prior to the initiation of chemoradiation and evaluated the benefit of initiating Tumor Treating Fields (TTFields) therapy at the start of chemoradiation compared to initiating TTFields therapy in the maintenance phase

TRIDENT did not meet its primary endpoint of demonstrating a statistically significant increase in overall survival for patients in the intent-to-treat (ITT) population who initiated TTFields therapy at the start of chemoradiation

Results from TRIDENT demonstrated a durable survival benefit for patients in both arms of the trial, no new safety signals were observed, and early initiation of TTFields therapy was feasible

The results from TRIDENT have been accepted for presentation at the American Society for Radiation Oncology (ASTRO) 2026 Annual Meeting

BAAR, Switzerland— June 17, 2026 — Novocure (NASDAQ: NVCR) announced topline results today from its Phase 3 TRIDENT trial, which evaluated the initiation of Tumor Treating Fields (TTFields) therapy for newly diagnosed glioblastoma (GBM) at the start of chemoradiation (Early Start Arm) compared to initiating TTFields therapy during the subsequent maintenance phase of treatment (Maintenance Start Arm).

The trial did not demonstrate a statistically significant improvement in the primary endpoint of overall survival for the Early Start Arm compared to the Maintenance Start Arm. In the intent-to-treat (ITT) population, the Early Start Arm had a median overall survival of 17.7 months compared to 17.5 months in the Maintenance Start Arm (HR 0.953; p=0.519).

“TRIDENT represents the largest glioblastoma trial focused on optimizing the integration of Tumor Treating Fields therapy into standard chemoradiotherapy,” said Wenyin Shi, MD, PhD, Professor of Radiation Oncology, Co-Director of the Jefferson Brain Tumor Center at Sidney Kimmel Comprehensive Cancer Center, Thomas Jefferson University. “Although the study did not meet its primary endpoint, it reaffirmed the clinical value of Tumor Treating Fields therapy and demonstrated promising signals that earlier initiation of TTFields treatment may improve outcomes for selected patients.”

The survival results in the ITT population in both study arms were durable over a long-term period with the one-, two-, and three-year survival rates in the Early Start Arm achieving 70.9%, 33.9% and 22.5%, respectively. In the Maintenance Start Arm, the survival rates were 72.0%, 31.6% and 18.4%, respectively.

TRIDENT enrolled 981 patients who were randomized shortly after surgery, including those who experienced clinical or radiographic deterioration during chemoradiation therapy. Approximately 25% of patients did not initiate the maintenance phase across both arms of the trial. The median patient age was 60 years. Baseline characteristics of the patient population were balanced across both arms of the trial and included: 38% of patients with

Exhibit 99.1
a KPS of 70 or 80; 39% with a methylated MGMT promoter and 5% had IDH-mutant tumors. The extent of surgical resection was also balanced across arms, 51% of patients had a gross total resection, 37% a partial resection, and 12% biopsy only.

“We are committed to improving the treatment of glioblastoma and are grateful to our investigators and the patients and families who made the TRIDENT trial possible,” said Uri Weinberg, MD, PhD, Chief Medical and Innovation Officer, Novocure. “The study did not meet its primary endpoint, but the results from TRIDENT demonstrated the feasibility and safety of initiating Tumor Treating Fields therapy during chemoradiation. We look forward to sharing additional analyses from this trial, which may inform future treatment approaches for patients with specific characteristics.”

TTFields therapy, including initiation with chemoradiation, was well-tolerated, and did not lead to any new safety signals. Device related safety was consistent with prior clinical studies of TTFields therapy in GBM.

About TRIDENT

TRIDENT is a Phase 3 global, pivotal, randomized, open-label, two-arm, multicenter trial designed to evaluate the effectiveness and safety of Tumor Treating Fields (TTFields) therapy given concomitantly with chemoradiation (radiation therapy and temozolomide), for newly diagnosed glioblastoma patients, compared to initiating TTFields therapy once chemoradiation therapy is complete. In both arms, TTFields therapy and maintenance temozolomide are continued following chemoradiation therapy.

The primary endpoint of the study is overall survival. Secondary endpoints include progression-free survival, one-, two- and three-year survival rates, overall radiologic response (ORR) based on the 2010 Response Assessment in Neuro-Oncology (RANO) criteria, next progression-free survival based on the 2010 RANO criteria, and progression-free survival at 6 months and 12 months, and the severity and frequency of adverse events.

RANO guidelines are an international, multidisciplinary set of recommendations designed to standardize the evaluation of treatment response in clinical trials for brain tumors.

About Tumor Treating Fields

Tumor Treating Fields (TTFields) are electric fields that exert physical forces to kill cancer cells via a variety of mechanisms. TTFields do not significantly affect healthy cells because they have different properties (including division rate, morphology, and electrical properties) than cancer cells. These multiple, distinct mechanisms work together to target and kill cancer cells. Due to these multi-mechanistic actions, TTFields therapy can be added to cancer treatment modalities in approved indications and it demonstrated enhanced effects across solid tumor types when used with chemotherapy, radiotherapy, immune checkpoint inhibition, or targeted therapies in preclinical models. TTFields therapy provides clinical versatility that has the potential to help address treatment challenges across a range of solid tumors.

Exhibit 99.1
To learn more about TTFields therapy and its multifaceted effect on cancer cells, visit novocure.com/ttfields.

About Novocure

Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, pancreatic cancer, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.

Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

Forward-Looking Statements

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Investors:
Adam Daney
investorinfo@novocure.com

Exhibit 99.1
Media:
Catherine Falcetti
media@novocure.com